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EXCHANGE AGREEMENT

This Exchange Agreement (“Agreement”) is made and entered into as of June 15, 2005 (“Effective Date”), by and between Energy Transfer Company, L.P., a Texas limited partnership formerly known as LaGrange Energy, L.P. (“ETC”), and FHM Investments, L.L.C., a Nevada limited liability company (“FHM”).

WHEREAS, on September 22, 2004, FHM acquired a five percent (5%) interest in (a) the outstanding limited partner interests in U.S. Propane, L.P., a Delaware limited partnership now known as Energy Transfer Partners GP, L.P. (“ETP GP”) and (b) the outstanding member interests in U.S. Propane, LLC, a Delaware limited liability company now known as Energy Transfer Partners, L.L.C. and the general partner of ETP GP (“ETP LLC”) (such interests, collectively, the “GP Interests”); and

WHEREAS, FHM and ETC now desire to exchange (a) the GP Interests and the Transferred Units (as defined below) held by FHM for (b) the ETC Equity Units (as defined below) to be issued by ETC;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

EXCHANGE

1.1 Assignment by FHM of GP Interests. FHM hereby assigns, transfers, conveys and sets over to ETC the GP Interests, and all of its right, title and interest therein, including all amounts due and to become due with respect thereto on and after the Effective Date. Said delivery of the GP Interests shall be accomplished by the delivery of appropriate certificates of ETP GP and ETP LLC, representing the interests held by FHM as of the date hereof.

1.2 Delivery of the Transferred Units. FHM hereby agrees to assign, transfer and convey to ETC 1,638,692 common units (the “Transferred Units”), representing limited partner interests, of Energy Transfer Partners, L.P., a Delaware limited partnership (“ETP”), within thirty (30) days of the date hereof.

1.3 Issuance by ETC. In consideration of and in exchange for the assignment by FHM set forth in Section 1.1 hereof, and FHM’s agreement to deliver the Transferred Units, ETC hereby issues to FHM such number of Equity Units (as defined in the Second Amended and Restated Agreement of Limited Partnership of ETC, dated as of June 15, 2005 (“ETC LP Agreement”)) of ETC, which does not include any interest in LE GP, LLC, (“ETC Equity Units”), sufficient to represent an ownership interest of 5% of the total outstanding partnership interests of ETC, and further agrees to assume, and to pay and perform, all unperformed obligations of FHM under and pursuant to the Amended and Restated Agreement of Limited Partnership of ETP GP, dated as of August 10, 2000, as amended (“ETP GP Partnership Agreement”) and the Amended and Restated Limited Liability Company Agreement of ETP LLC, dated as of August 10, 2000, as amended (“ETP LLC Agreement”) relating to the GP Interests.

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1.4 Partnership Admission; Joinder. By virtue of the exchange contemplated herein, ETC hereby admits FHM as a limited partner of ETC, as of the Effective Date, and FHM agrees, by virtue of the execution and delivery of this Agreement, to become a party (a) to the ETC LP Agreement, (b) to the Voting and Transfer Rights Agreement, dated as of October 1, 2002, relating to, among other things, restrictions on the transfer of certain equity interests in ETC (“Voting Agreement”), and (c) to the Registration Rights Agreement, dated as of October 1, 2002, relating to, among other things, the registration rights of certain holders of equity interests in ETC (“Registration Rights Agreement,” and together with the ETC LP Agreement and the Voting Agreement, the “Joinder Agreements”), and accepts and agrees to be bound by all of the terms and provisions of the Joinder Agreements relating to a holder of Equity Units (as defined in the ETC LP Agreement).

1.5 ETC Sole Limited Partner and Member. As a consequence of the exchange of the GP Interests contemplated herein, the parties acknowledge that, as of the Effective Date, ETC is the sole limited partner of ETP GP and the sole member of ETP LLC.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF FHM

FHM represents and warrants to ETC as follows:

2.1 Organization; Power and Authority. FHM is duly organized and validly existing as a limited liability company under the laws of the State of Nevada and has all the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by FHM of this Agreement and the performance by FHM of its obligations hereunder have been duly authorized by all necessary action of the members and managers of FHM. This Agreement has been duly and validly executed and delivered by FHM and constitutes the legal, valid, binding and enforceable obligation of FHM.

2.2 Title. FHM has the requisite power and authority to transfer, assign and convey the GP Interests as provided herein. FHM has, and is conveying to ETC hereunder, good and marketable title to the GP Interests, free and clear of any security interest, lien, pledge, claim, charge, encumbrance, option, right of first offer, right of first refusal, preemptive rights or any other similar obligation (“Encumbrances”) other than Encumbrances arising solely under the ETP GP Partnership Agreement and the ETP LLC Agreement and any restriction on free transferability of the GP Interests arising under applicable federal or state securities or blue sky laws.

2.3 No Conflicts. The execution, delivery and performance of this Agreement and the consummation by FHM of the transactions contemplated hereby do not conflict with, or constitute a breach, violation or default under, any indenture, mortgage, agreement or contract to which FHM is a party or result in a violation of FHM’s organizational documents or any order, judgment or decree of any court or governmental authority having jurisdiction over FHM or any of its properties, and no consent, authorization or approval of, or filing or registration with, any governmental authority is required for the execution, delivery and performance of this Agreement by FHM.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ETC

ETC represents and warrants to FHM as follows:

3.1 Organization, Power and Authority. ETC is duly organized and validly existing as a limited partnership under the laws of the State of Delaware, and has all the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by ETC of this Agreement and the performance by ETC of its obligations hereunder have been duly authorized by all necessary action of the general partner and limited partners of ETC. This Agreement has been duly and validly executed and delivered by ETC and constitutes the legal, valid, binding and enforceable obligation of ETC.

3.2 Valid Issuance. The ETC Equity Units have been duly authorized and validly issued under the terms of the ETC LP Agreement and are being issued to FHM, by virtue of this Agreement, free and clear of any Encumbrances other than Encumbrances arising solely under the ETC LP Agreement and any restriction on free transferability of the ETC Equity Units arising under applicable federal or state securities or blue sky laws.

3.3 No Conflicts. The execution, delivery and performance of this Agreement and the consummation by ETC of the transactions contemplated hereby do not conflict with, or constitute a breach, violation or default under, any indenture, mortgage, agreement or contract to which ETC is a party or result in a violation of the ETC LP Agreement or any order, judgment or decree of any court or governmental authority having jurisdiction over ETC or any of its properties, and no consent, authorization or approval of, or filing or registration with, any governmental authority is required for the execution, delivery and performance of this Agreement by ETC.

ARTICLE IV

INVESTMENT REPRESENTATIONS

Each of FHM, as to the acquisition of the ETC Equity Units, and ETC, as to the acquisition of the GP Interests and the Transferred Units (collectively with the ETC Equity Units, the “Transferred Interests”) represent to the other, as to the Transferred Interests it is acquiring, as follows:

4.1 Investment Intent. It is acquiring the Transferred Interests for its own account as principal, for investment purposes only, and not with a view to the resale, distribution or granting of any participation therein, in whole or in part, in violation of the Securities Act of 1933, as amended (“Securities Act”) or the securities or blue sky laws of any applicable jurisdiction.

4.2 No Registration. It acknowledges that (a) the offering and sale of the Transferred Interests has not been registered under the Securities Act; (b) it is familiar with the limitations imposed by the Securities Act on any transfer of any interest in the Transferred Interests; and (c) it may have to bear the economic risk of its investment in the Transferred Interests for an indefinite period of time.

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4.3 Restriction on Transfer. It agrees that the Transferred Interests may not be transferred other than (a) pursuant to an effective registration statement filed under the Securities Act or pursuant to a valid exemption from the registration provisions of the Securities Act, (b) in compliance with the registration or qualification provisions of any applicable state securities or blue sky laws or a valid exemption therefrom, and (c) in compliance with the terms of the ETC LP Agreement, with respect to the Transferred Units, the ETC LP Agreement, with respect to the ETC Equity Units, and the ETP GP Partnership Agreement or the ETP LLC Agreement, with respect to the GP Interests.

4.4 Information. It has had access, during the course of the transactions contemplated by this Agreement, to all the information about ETP, ETC, ETP GP and/or ETP LLC it considers necessary or appropriate in connection with its investment decision regarding the Transferred Interests, including all of the information that would have been provided to it in a registration statement filed under the Securities Act. It has also had the opportunity to ask questions of, and receive answers from, the officers and employees of such entities and to obtain additional information necessary to verify the information furnished to it or to which it had access.

4.5 Accredited Investor. It is an “accredited investor” as that term is defined in Regulation D promulgated by the United States Securities and Exchange Commission under the Securities Act. It is also an experienced, sophisticated investor that is able to fend for itself and capable of evaluating the merits and risks of an investment in the Transferred Interests.

ARTICLE V

MISCELLANEOUS

5.1 Further Assurances. The parties hereto will execute and deliver all such further documents and instruments and take all such further action as may be necessary or appropriate in order to consummate the transaction contemplated hereby.

5.2 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

5.3 Binding Effect; Assignment; No Third Party Benefit. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (whether by operation of law or otherwise) by any party without the prior written consent of the other party. Nothing in this Agreement, express or implied is intended to or shall confer upon any person other than the parties, and their respective successors and permitted assigns, any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

5.4 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

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5.5 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only, do not constitute a part of this Agreement and shall not affect in any manner the meaning or interpretation of this Agreement.

5.6 Counterparts. This Agreement may be executed by the parties in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

ENERGY TRANSFER COMPANY, L.P.

By:	LE GP, LLC, its General Partner

By:
Name:
Title

FHM INVESTMENTS, L.L.C.

By:
Name:	H. Michael Krimbill,
Title:	Manager